Exhibit 99.1

COMPANY CONTACT:

Rhonda F. Rhyne
rrhyne@cardiodynamics.com
(800)778-4825, Ext. 1013

CardioDynamics Announces Two Significant Studies
Correlating BioZ® with Ejection Fraction (EF)

Stanford Study Finds BioZ® ICG Superior to Echocardiography
for Pacemaker Optimization

SAN DIEGO, CA—November 14, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ® noninvasive cardiac monitoring systems, announced today two studies which correlate BioZ® with Ejection Fraction (EF) from echocardiography (echo).

Researchers from Stanford Medical Center, Stanford, California, reported results of a pacemaker optimization study at the Twelfth Annual Heart Failure Society of America (HFSA) Scientific Meeting in Toronto, Canada. The study’s purpose was to identify a method more suitable than echo for routine use in pacemaker optimization. Researchers compared ICG and echo both in terms of data quality and ease of use. The researchers concluded that the BioZ® ICG provided more precise optimization of pacemaker patients than echo, and ICG had the added benefit of not requiring any manual measurement or subjective interpretation.

Separately, CardioDynamics announced that Congestive Heart Failure, a leading heart failure journal, published important findings last week from researchers at the University of Texas, Southwestern Medical Center, Dallas, Texas. The study evaluated the relationship between EF by echo or gated nuclear ventriculography and systolic time ratio (STR) by BioZ® ICG in outpatients with chronic heart failure. The researchers conducted this study because left ventricular EF can be used to assess patients with heart failure, however, frequent measurements are not cost-effective versus ICG which offers a low-cost, noninvasive alternative. There was an important inverse correlation between STR and EF which demonstrate an EF of </=50% and STR >/=0.50 showed a 93% sensitivity with an 85% specificity. STR was also able to distinguish intact, (>50%) from impaired (</=50%), EF. The researchers concluded that STR by BioZ® ICG has the potential to be a reliable method to monitor ventricular function in chronic heart failure patients.

“These are impressive study results from leading medical researchers and are supportive of ICG’s value proposition as an accurate, low cost, easy-to-use alternative to currently used, more expensive medical technologies,” stated Michael K. Perry, CardioDynamics’ Chief Executive Officer. “Additionally, the low cost of a BioZ® test makes it ideal to also use in between echo studies. We are pleased to see the research community continue to highlight ICG’s impact on physicians’ diagnosis and treatment and remain committed to partnering with the medical community to significantly improve outcomes for the millions of patients with heart failure and other forms of cardiovascular disease.”

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG diagnostic and monitoring devices and markets proprietary ICG sensors. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.